Tina  Barry
                                                               (972)  281-1484


    KIMBERLY-CLARK REPORTS SECOND QUARTER EARNINGS OF 73 CENTS PER SHARE, AN
                       INCREASE OF 55 PERCENT OVER 1998

        Company to Restate Financial Statements; Changes Will Have No Impact on Sales and Will Modestly Increase Earnings for the 1995
                    Through First Quarter 1999 Period


DALLAS, July 21, 1999 -- Kimberly-Clark Corporation (KMB:NYSE) today announced that diluted net income per share for the second quarter of 1999 was 73 cents per share, an increase of 55.3 percent compared with 47 cents per share in the second quarter of 1998. Second quarter earnings in 1999 included a net credit of 1 cent per share related to restructuring and other unusual items, while the 1998 quarter included charges of 11 cents per share. Excluding these items, earnings per share increased 24.1 percent compared with 1998. All comparisons reflect the restatements described below.
     The  overall  improvement  in  results was driven by the company's global personal  care  business,  as  new  and  improved products propelled sales and earnings to record levels, with particularly strong increases in North America. Operating profit in the health care and other segment, excluding divested operations, continued to grow at a double-digit rate. Additionally, tissue operating profit rose despite major investments to support growth initiatives for consumer bathroom tissue and paper towels.
     The company also said it will amend previously issued financial statements for 1995 through the first quarter of 1999 following a review by the accounting staff of the U.S. Securities and Exchange Commission (SEC). The restatements primarily relate to the timing of charges for past restructuring actions and previously announced facility closures and will have no impact on sales or cash flows.
     As a result of the restatements, certain assets are being written off through additional depreciation instead of through a

                                   - more -
one-time  charge.    The  company  recorded  additional  depreciation  of
approximately 1 cent per share in the second quarter of 1999 and will record similar charges of approximately 3 cents per share over the balance of 1999 and a like amount for the full year 2000.
     Wayne R. Sanders, chairman and chief executive officer of Kimberly-Clark, said: "I am pleased with our continued progress in the second quarter. We have delivered improved sales and earnings by focusing on the fundamental strengths of our brands and proprietary technologies. Our strategies are on target and our momentum is good, with four consecutive quarters of double-digit earnings growth. Importantly, we are generating more top-line growth, while our margins and cash flow remain very strong.
      "I am particularly encouraged by the continued excellent performance of our personal care business - recent improvements to our diaper, feminine care and incontinence care products are really paying off. We also made significant progress with our growth initiatives in tissue during the second quarter. We completed the rollout of new Kleenex Cottonelle bathroom tissue and launched significantly improved Scott towels in the U.S. on an aggressive timetable. And the acquisition of the Attisholz tissue business, finalized in June, marks the beginning of a new stage of growth for Kimberly-Clark in Europe.
      "With the restatement of our prior financial statements, we will be in a position to move forward with completing our acquisition of Ballard Medical Products and a shelf registration filing, both of which had been on hold pending resolution of the SEC review," Mr. Sanders said.

REVIEW  OF  OPERATING  RESULTS

     Sales of $3.15 billion for the second quarter were up 3.5 percent compared with 1998. Sales would have grown 5.4 percent if the revenues of K-C Aviation Inc., which was sold in the third quarter of 1998, were excluded. Worldwide sales volumes, excluding the divestiture, were approximately 6 percent higher, while changes in foreign currency exchange rates reduced sales by 1 percent. A portion of the sales volume increase is attributable to operations in Colombia, in which the company made

                                   - more -
an  additional  investment  in  late  1998  to  gain  majority  ownership.
     The increase in second quarter sales was driven primarily by higher sales of personal care products, which were 11.0 percent greater than in 1998. Personal care sales volumes jumped 12 percent, led by increased shipments of Huggies diapers in North America, Europe and Asia and strong double-digit growth of Depend and Poise incontinence products in North America. Tissue sales were up 1.5 percent, on a 2 percent increase in sales volumes, with gains in North America for both consumer and away-from-home products. However, sales of tissue products in Europe were somewhat lower primarily due to competitive conditions and currency effects. Sales of health care and other products, excluding the revenues of K-C Aviation, rose 4.7 percent, mainly because of continued growth in professional health care.
     Operating profit in the second quarter of 1999 was $541.6 million, 38.0 percent greater than in the prior year. Excluding restructuring charges or credits and other unusual items, operating profit was $556.4 million in the second quarter of 1999 compared with $470.6 million in 1998, an increase of
18.2 percent. The increase in sales, along with productivity gains and other manufacturing cost benefits, contributed to the improved profitability, more than offsetting the significant incremental investment in production start-up and marketing costs for new Kleenex Cottonelle bathroom tissue and improved Scott towels in North America.
     Unusual items of $14.8 million in the second quarter of 1999 included severance costs of approximately $9 million, additional depreciation charges of about $9 million resulting from restatement of previously issued financial statements and a restructuring credit of $1.4 million. In the second quarter of 1998, the company recorded restructuring charges of $8.5 million and other unusual charges of $69.6 million, including costs of approximately $24 million relating to the planned closure of the company's pulp mill in Mobile, Ala., and $30 million of additional depreciation.
In total, these items reduced second quarter earnings by 2 cents per share in 1999 and 11 cents per share in 1998.

                                   - more -

     Other income and expense in the second quarter of 1999 included nonoperating credits of $23 million, equivalent to 3 cents per share, of which approximately $9 million was attributable to a gain on the sale of the company's pulp mill in Miranda, Spain.
     Kimberly-Clark's share of net income of equity companies in the second quarter was $46.9 million in 1999 compared with $33.6 million in 1998. The increase was primarily attributable to higher earnings at Kimberly-Clark de Mexico, S.A. de C.V.
     For the first six months of 1999, sales of $6.3 billion were up 3.0 percent from $6.1 billion last year. Excluding the sales of K-C Aviation, however, sales were about 5 percent higher. Operating profit was $1,095.9 million in 1999 versus $777.2 million in 1998. However, before restructuring charges and other unusual items, year-to-date operating profit increased 22.2 percent to $1,130.7 million from $925.6 million in 1998. Diluted earnings per share were $1.43 in 1999, 57.1 percent greater than 91 cents in 1998. Earnings before unusual items were $1.44 per share in 1999 compared with $1.13 per share in 1998, an increase of 27.4 percent.

RESTATEMENT  OF  PRIOR  FINANCIAL  STATEMENTS

     The company said that the restatements will increase its cumulative earnings from 1995 through the first quarter of 1999 by approximately 20 cents per share. A summary of the restatements, and the expected impact by year, is shown in the attached table.
     Mr. Sanders said: "These revisions do not alter the positive effects of the actions we have taken to significantly reduce costs, streamline our manufacturing operations and improve efficiency; they mainly alter the period in which the related charges are recorded. Furthermore, the restatements do not affect the company's favorable business prospects or overall financial strength."
     The company expects to file an amended Form 10-K for 1998 and an amended Form 10-Q for the first quarter of 1999 with the SEC by mid-August following completion of an audit of the restated financial statements, which is currently in process, by its independent auditors.

                                   - more -

     Kimberly-Clark Corporation is a leading global manufacturer of tissue, personal care and health care products. The company's global brands include Huggies, Pull-Ups, Kotex, Depend, Kleenex, Scott, Kimberly-Clark, Tecnol, Kimwipes and WypAll. Other brands well known outside the U.S. include Andrex, Scottex, Page, Popee and Kimbies. Kimberly-Clark also is a major producer of premium business, correspondence and technical papers. The company has manufacturing operations in 39 countries and sells its products in more than 150 countries.

     Certain matters contained in this news release concerning the business outlook, anticipated financial and operating results, strategies, contingencies and transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I,
Item 1 of the company's Annual Report on Form 10-K for the year ended December 31, 1998 entitled "Factors That May Affect Future Results."

                Kimberly-Clark Web Site: www.kimberly-clark.com
                                         ----------------------

                                 - more -

                          KIMBERLY-CLARK CORPORATION
                        SECOND  QUARTER  ENDED  JUNE  30
                    (Millions  except  per  share  amounts)



EARNINGS  PER  SHARE  SUMMARY:       Second Quarter               Six Months
                                     Ended June 30              Ended June 30
                                   -----------------          ----------------
                                   1999            1998       1999      1998
                                  ------         --------    ------    ------
                                                     As                   As
                                                  restated             restated

Net Income Per
  Share - Diluted                  $.73             $.47      $1.43      $.91

  Adjusted for:

  Restructuring and Other
    Unusual Charges                 .02              .11        .04       .19

  Nonoperating Gains               (.03)              --      (.03)       .01

  Cumulative Effect of
    Accounting Change                 --              --         --       .02
                                 -------         -------     -------     -----

Earnings Per Share
  Excluding Restructuring &
  Other Unusual Charges             $.72            $.58       $1.44     $1.13
                                 =======         =======     =======     =====

OTHER INFORMATION:
                                             1999       1998       Change
                                            ------     ------      ------

SIX MONTHS ENDED JUNE 30
Cash Dividends Declared Per Share           $  .52     $  .50      + 4.0%

Capital Spending                             359.9      330.6      + 8.9%

Average Number of Common Shares
  Outstanding

    Basic                                    534.1      556.4         N.M.

    Diluted                                  537.4      559.5         N.M.

Period-End Number of Common Shares
  Outstanding                                532.6      554.2         N.M.

TWELVE MONTHS ENDED JUNE 30

Net Income Return on Average
  Stockholders' Equity                        32.0%      18.5%     +73.0%

Operating Profit Return on Average
  Assets                                      17.2%      12.1%     +42.1%



N.M.-Not  meaningful
Unaudited

                                   - more -

                          KIMBERLY-CLARK CORPORATION
                        SECOND  QUARTER  ENDED  JUNE  30
                    (Millions  except  per  share  amounts)


                                        1999           1998            Change
                                      --------       --------          ------
                                                        As
                                                     restated

Net Sales                             $3,148.6        $3,041.3          + 3.5%
  Cost of products sold                1,852.3         1,915.2          - 3.3%
                                     ---------       ---------

Gross Profit                           1,296.3         1,126.1          +15.1%
  Advertising, promotion
    and selling expenses                 517.6           491.5          + 5.3%
  Research expense                        62.2            54.8          +13.5%
  General expense                        166.1           169.8          - 2.2%
  Goodwill amortization                   10.2             9.0          +13.3%
  Restructuring and other
    unusual charges                       (1.4)            8.5            N.M.
                                      ---------      ---------

Operating Profit                         541.6           392.5          +38.0%
  Interest income                          5.2             5.5          - 5.5%
  Interest expense                       (54.6)          (48.9)         +11.7%
  Other income (expense), net             27.7             7.7            N.M.
                                     ---------       ---------

Income Before Income Taxes               519.9           356.8          +45.7%
  Provision for income taxes             165.8           121.3          +36.7%
                                     ---------       ---------

Income Before Equity Interests           354.1           235.5          +50.4%
  Share of net income of
    equity companies                      46.9            33.6          +39.6%
  Minority owners' share of
    subsidiaries' net income              (9.9)           (6.1)         +62.3%
                                     ---------       ---------

Net Income                              $391.1           263.0          +48.7%
                                     =========       =========

Net Income Per Share:

  Basic                                   $.73            $.47          +55.3%
                                     =========       =========

  Diluted                                 $.73            $.47          +55.3%
                                     =========       =========



  N.M.-Not  meaningful
  Unaudited

                                   - more -

                          KIMBERLY-CLARK CORPORATION
                          SIX  MONTHS  ENDED  JUNE  30
                    (Millions  except  per  share  amounts)


                                     1999          1998         Change
                                    ------      --------        ------
                                               As restated

Net Sales                         $6,273.8      $6,089.9        + 3.0%
  Cost of products sold            3,704.9       3,851.1        - 3.8%
                                 ---------     ---------

Gross Profit                       2,568.9       2,238.8        +14.7%
  Advertising, promotion
    and selling expenses           1,024.8         986.4        + 3.9%
  Research expense                   117.0         107.7        + 8.6%
  General expense                    315.5         320.2        - 1.5%
  Goodwill amortization               17.0          16.8        + 1.2%
  Restructuring and other
    unusual charges                   (1.3)         30.5          N.M.
                                 ---------     ---------

Operating Profit                   1,095.9         777.2        +41.0%
  Interest income                     11.2          14.1        -20.6%
  Interest expense                  (108.1)        (97.1)       +11.3%
  Other income (expense), net         20.8           7.4          N.M.
                                 ---------     ---------

Income Before Income Taxes         1,019.8         701.6        +45.4%
  Provision for income taxes         328.1         229.9        +42.7%
                                 ---------     ---------

Income Before Equity Interests       691.7         471.7        +46.6%
  Share of net income of
    equity companies                  90.5          62.9        +43.9%
  Minority owners' share of
    subsidiaries' net income         (14.8)        (12.5)       +18.4%
                                 ---------     ---------

Income Before Cumulative Effect of
  Accounting Change                  767.4         522.1        +47.0%
  Cumulative effect of accounting
    change, net of income taxes         --         (11.2)         N.M.
                                 ---------     ---------

Net Income                          $767.4        $510.9        +50.2%
                                 =========     =========

Per Share Basis:
  Basic:
    Income Before Cumulative
      Effect of Accounting Change    $1.44          $.94        +53.2%
    Cumulative effect of accounting
      change, net of income taxes       --          (.02)         N.M.
                                 ---------     ---------

    Net Income                       $1.44          $.92        +56.5%
                                 =========     =========

  Diluted:
    Income Before Cumulative Effect
      of Accounting Change           $1.43          $.93        +53.8%
    Cumulative effect of accounting
      change, net of income taxes       --          (.02)         N.M.
                                 ---------      ---------

Net Income                           $1.43           $.91       +57.1%
                                 =========      =========



N.M  -Not  meaningful
Unaudited

                                   - more -

                          KIMBERLY-CLARK CORPORATION
                       SELECTED  BUSINESS  SEGMENT  DATA
                        SECOND  QUARTER  ENDED  JUNE  30
                                (Millions)



                            Second  Quarter                Six Months
                            Ended  June  30                Ended  June  30
                      ----------------------------    ---------------------------
                        1999       1998    Change        1999       1998  Change
                      ------    --------    ------    --------    -------  ------
                                    As                               As
                                restated                          restated

NET SALES:
Tissue              $1,629.9    $1,606.1    + 1.5%    $3,337.9   $3,301.1    + 1.1%
Personal Care        1,292.7     1,164.8    +11.0%     2,489.1    2,266.7    + 9.8%
Health Care and
  Other                232.2       277.0     -16.2%      460.9      538.3    -14.4%

Intersegment Sales      (6.2)       (6.6)      N.M.      (14.1)     (16.2)     N.M.
                   ---------   ---------             ---------  ---------

Consolidated        $3,148.6    $3,041.3    + 3.5%    $6,273.8   $6,089.9    + 3.0%
                   =========   =========             =========  =========

OPERATING PROFIT (a):
Tissue                $253.4      $192.6    +31.6%      $540.7     $429.7    +25.8%
Personal Care          264.9       179.0    +48.0%       497.2      315.1    +57.8%
Health Care and
  Other                 47.1        43.7    + 7.8%        93.8       80.8    +16.1%

Unallocated
items - net            (23.8)      (22.8)     N.M.       (35.8)     (48.4)     N.M.
                   ---------   ---------             ---------  ---------

Consolidated          $541.6      $392.5    +38.0%    $1,095.9     $777.2    +41.0%
                   =========   =========             =========  =========



(a) Operating profit includes charges related to restructuring and other unusual charges as follows:



                                   Second  Quarter                  Six Months
                                    Ended  June  30              Ended June 30
                                   ----------------             --------------
                                    1999       1998              1999    1998
                                   -----     ------             -----   -----
                                                As                        As
                                             restated                  restated



Tissue                              $8.9      $68.8             $18.9   $98.9
Personal Care                        5.7       11.6              15.0    46.6
Health Care and Other                 .2        3.0               1.1     7.3

Unallocated items - net               --       (5.3)              (.2)   (4.4)
                                   -----     ------            ------ -------

Consolidated                       $14.8      $78.1             $34.8  $148.4
                                   =====     ======            ====== =======


                                   - more -

Description  of  Business  Segments

The Tissue segment manufactures and markets facial and bathroom tissue, and paper towels and wipers for household and away-from-home use; wet wipes; printing, premium business and correspondence papers; and related products.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants; feminine and incontinence care products; and related products.

The Health Care and Other segment manufactures and markets health care products such as surgical packs and gowns, sterilization wraps and disposable face masks; specialty and technical papers and related products; and other products.


N.M.-Not  meaningful
Unaudited


                                   - more -

                         KIMBERLY-CLARK  CORPORATION
                        IMPACT  ON  EARNINGS  PER  SHARE
                      AMENDMENT  OF  FINANCIAL  STATEMENTS
                             Increase  (Decrease)




                                     YEAR
                         ---------------------------------   1st  Qtr.

                         1995   1996    1997   1998    1999  Cumulative
                         ----   ----    ----   ----    ----  ----------
(Cents  per  share)



Diluted Earnings Per
  Share, as reported. .  $.06  $2.48   $1.61   $2.11   $ .75   $7.01

  1995 Charge . . . . .   .75   (.56)   (.16)   (.01)   (.02)     --

  1997 Charge . . . . .    --     --     .34    (.17)   (.01)    .16

  1998 Charge . . . . .    --     --      --     .11    (.02)    .09

  Mobile pulp mill fees
    and severances. . .    --     --      --    (.05)     --    (.05)
                         ----  ------  ------  ------  ------  ------

    Subtotal. . . . . .   .75   (.56)    .18    (.12)   (.05)    .20

Diluted Earnings Per
  Share, as restated. .  $.81  $1.92   $1.79   $1.99   $ .70   $7.21
                         ====  ======  ======  ======  ======  ======



Subsequent to the issuance of the Corporation's 1998 financial statements and the filing of its 1998 Form 10-K with the Securities and Exchange Commission (the "SEC"), and following extensive discussions with representatives of the SEC concerning review of the Corporation's financial statements, Kimberly-Clark management concluded that it would restate its financial statements to reflect:

     Certain merger related costs originally recorded in 1995 at the time of the Scott merger as costs of the periods when they were incurred;

     Certain employee severance costs originally recorded in 1995 in connection with the Scott merger as costs of the periods when such employee severances were appropriately communicated;

     The effects of changes in estimates to restructuring and other unusual charges and facility closure charges in the periods estimates changed. In prior presentations, the changes in estimates were either reallocated to other components of such charges or were returned to earnings at the time aggregate amounts were identified as being in excess of the then current estimate to complete each overall plan;

     Certain assets that were to be disposed of but which were not immediately removed from operations as being depreciated on an accelerated basis over their remaining useful life. In prior presentations, these assets had been written down to estimated fair value as of the date such assets were expected to be removed from service, assuming continuation of normal depreciation until the estimated date of removal;

                                   - more -

     Personal computers acquired and capitalized prior to 1997, and which were written off in 1998, as being depreciated on an accelerated basis over the estimated period that they remained or will remain in use; and

     An energy contract termination penalty as a cost in the second quarter of 1998 and employee severance costs as a cost in the third quarter of 1998 in connection with the planned closure of the Corporation's pulp
     mill in Mobile, Alabama.    The Corporation had originally intended to
     record these charges in the third quarter of 1999 when the pulp mill is to be closed and when the Corporation expects to record a gain on the related sales of the Southeast Timberlands.

As a result of the foregoing and other factors, the Corporation's 1995, 1996, 1997, 1998 and first quarter 1999 financial statements have been restated from amounts previously reported.


Unaudited  -  Audit  of  restated  numbers  in  process

                                     # # #